                                                                   EXHIBIT 10.2

                           ADVANSTAR HOLDINGS, INC.

                   AMENDMENT NO. 1 TO 1996 STOCK OPTION PLAN

  This Amendment No. 1 (the "Amendment"), dated as of December 15, 1998, is hereby made to the 1996 Stock Option Plan (the "1996 Option Plan") of Advanstar Holdings, Inc. (the "Company"), a Delaware corporation.

    1. Paragraph 4 of the 1996 Option Plan is deleted in its entirety and a new paragraph 4 is substituted in its place to read in its entirety as follows:

    "4. Stock. The stock subject to Options shall be authorized but unissued shares of Common Stock of the Company, par value $0.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 1,500,000 (adjusted to reflect the 100-for-1 stock split effected on May 23, 1997), subject to adjustment as provided in Paragraph 13 hereof. If any Option granted under the Plan shall expire or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall again be available for grants of Options under the Plan."

    2. Except as expressly amended hereby, the 1996 Option Plan shall remain in full force and effect in accordance with its terms.

    3. All capitalized terms used but not defined herein shall have the meanings set forth in the 1996 Option Plan. This Amendment shall be construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law of such state.

  Adopted by the Board of Directors of the Company on December 15, 1998.